NEWS RELEASE	Investor Contact:
Lisa Mayr
For immediate release	Senior Vice President
September 10, 2008	Investor Relations
(703) 744-1787

Media Contact:
Meghan Lublin
Director
Corporate Communications
(703) 854-0299

Sunrise Files Form 10-Q for the Second Quarter of 2008

MCLEAN, VA - Sunrise Senior Living, Inc. (NYSE: SRZ) today announced that it has filed its Form 10-Q for the quarter ended June 30, 2008 with the Securities and Exchange Commission (“SEC”). The Company previously filed its 10-Q for the quarter ended March 31, 2008, on August 20. Sunrise will host a conference call and webcast today, September 10, 2008 at 4:00 p.m. ET.

“We are pleased to have filed our 10-Qs for the first and second quarters of 2008,” said Paul Klaassen, founder and chief executive officer of Sunrise.  “While the results we are reporting reveal the challenges we face, we are confident that we are squarely addressing these issues.”

The Company reported revenues of $434.1 million and $408.0 million for the second quarter 2008 and 2007, respectively. Net loss for the second quarter 2008 was ($31.8) million, or ($0.63) per fully diluted share as compared to net income of $8.0 million, or $0.15 per fully diluted share in the second quarter 2007. Loss before benefit from income taxes was $(41.6) million during the three months ended June 30, 2008, as compared to $11.5 million of income for the three months ended June 30, 2007. The loss before benefit from income taxes for the three months ended June 30, 2008 compared to the year ago period was primarily due to a $51.2 million decrease in Sunrise’s share of earnings and return on investment in unconsolidated communities. There were no recapitalizations during the second quarter of 2008 compared to the recapitalization of two ventures in the second quarter of 2007 which resulted in a return on investment of $54.3 million.

The Company reported revenues of $867.2 million and $803.9 million for the first six months of 2008 and 2007, respectively. Net loss for the first six months of 2008 was ($64.9) million, or ($1.29) per fully diluted share as compared to net income of $15.5 million, or $0.30 per fully diluted share in the first six months of 2007. Loss before benefit from income taxes was $(91.5) million during the six months ended June 30, 2008, as compared to $28.9 million of income for the six months ended June 30, 2007. The loss before benefit from income taxes for the six months ended June 30, 2008 compared to the year ago period was primarily due to an increased loss from operations of $34.8 million, a decrease in gains on the sale and development of real estate and equity interests of $32.3 million, and a decrease in Sunrise’s share of earnings and return on investment in unconsolidated communities of $48.2 million. The increased loss from operations is primarily related to an increased write-off of abandoned project costs of $27.7 million and an increase in general and administrative costs of $8.8 million. Gains on the sale of real estate decreased as Sunrise recognized $32.8 million in the six months ended June 30, 2007 from a prior sale of real estate where the form of continuing involvement which had initially precluded sale accounting and gain recognition was terminated. Sunrise’s share of earnings and return on investment in unconsolidated communities decreased as there were no recapitalizations during the second quarter of 2008 compared to the recapitalization of two ventures in the second quarter of 2007 which resulted in a return on investment of $54.3 million.

These items are described in greater detail in the Company’s 10-Q filings under the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Other Updates

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In the third quarter of 2008, Health Care REIT, Inc. announced an agreement to acquire the 90% ownership interest in a venture held by a third party for $643.5 million. Sunrise will retain its 10% ownership interest in the venture and will continue to manage the properties. The acquisition price includes the assumption of approximately $309.0 million of existing non-recourse mortgage debt. Sunrise expects to receive a cash distribution from the venture of approximately $50 million to $60 million. After the transaction, Sunrise expects to reserve approximately $9 million for 18 months for potential indemnification obligations and, therefore, expects to record income of approximately $41 million to $51 million in the fourth quarter of 2008. The transaction is subject to normal risks related to a transaction of this magnitude and, accordingly, there can be no assurance that this transaction will ultimately be consummated.

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On September 1, 2008, Sunrise paid €3.0 million ($4.4 million) to the majority partner in its Germany venture for an option to purchase its equity interest in the venture in 2009. Also on September 1, 2008, the Company entered into an agreement with the partner that grants Sunrise authority to immediately pursue restructuring of loans with venture lenders and pursue the sale of some or all of the nine communities in the venture. As of September 1, 2008, the venture will be consolidated at fair value, which Sunrise is currently in the process of determining. The face value of the debt for all nine communities is €187 million ($268 million) at September 1, 2008 with a weighted average interest rate of 6.88 percent.

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The Company’s previously disclosed development plan for 2008 included a development pipeline of 3,200 to 3,400 units. Sunrise now expects this number to be between 1,200 and 1,400 units. During the second quarter of 2008, Sunrise wrote off approximately $10.5 million of costs relating to discontinued development projects. Additional charges could be incurred as the Company continues to assess its development pipeline in light of capital market conditions and the Company’s underwriting requirements.

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As part of its plan to reduce corporate expenses, on July 31, 2008, Sunrise announced a program that is intended to generate savings of $15 million to $20 million on an annualized basis beginning in 2009. Sunrise expects to achieve this through reorganization of its corporate cost structure, including implementation of a voluntary separation program for certain team members, as well as a reduction of spending related to administrative processes, vendors, consultants and other areas. On September 5, 2008, the Company concluded the voluntary separation program. As a result of this program and other staffing reductions, the Company has identified approximately 100 overhead positions to date that will be eliminated by the end of the year. The Company currently expects to record severance expense of approximately $4.9 million, $2.6 million and $0.6 million in the third quarter of 2008, the fourth quarter of 2008 and 2009, respectively, based on actions taken to date.

Conference Call and Webcast

Sunrise will host a conference call and webcast on Wednesday, September 10, 2008, at 4:00 p.m. ET to discuss the Company’s 10-Q filings and financial results for the first and second quarter 2008. The call-in number for the conference call is 1-888-713-4486 or (913) 312-0724 (no password required). Those interested may also go to the Investor Relations section of the Company's Web site (http://www.sunriseseniorliving.com) to listen to the earnings call. A telephone replay of the call will be available until September 24, 2008, by dialing 1-888-203-1112 or (719) 457-0820 (passcode 4637128); a replay will also be available on Sunrise's Web site until October 10, 2008.

About Sunrise Senior Living

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 40,000 people. As of June 30, 2008, Sunrise operated 445 communities in the United States, Canada, Germany and the United Kingdom, with a combined capacity for approximately 55,000 residents. At quarter end, Sunrise also had 36 communities under construction in these countries with a combined capacity for 4,600 additional residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer's and other forms of memory loss, as well as nursing, rehabilitative and hospice care. Sunrise's senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, the Company’s ability to achieve the anticipated savings from its cost-savings program; the outcome of the SEC's investigation; the outcomes of pending putative class action and derivative litigation; the outcome of the Trinity OIG investigation and qui tam proceeding; the outcome of the IRS audit of the Company's tax return for the tax year ended December 31, 2006 and employment tax returns for 2004, 2005 and 2006; the status of the exploration of strategic alternatives; the Company's ability to comply with the terms of the amendment of its bank credit facility or to obtain a further extension of the period for providing the lenders with required financial information and for complying with certain financial covenants; Sunrise’s ability to continue to recognize income from refinancings and sales of communities by ventures; risk of changes in Sunrise’s critical accounting estimates; risk of further write-downs or impairments of its assets; risk of future fundings of guarantees and other support arrangements to some of its ventures, lenders to the ventures or third party owners; risk of declining occupancies in existing communities or slower than expected leasing of new communities; risk resulting from any international expansion; risk associated with any new service offerings; development and construction risks; risks associated with past or any future acquisition; compliance with government regulations; risk of new legislation or regulatory developments; business conditions; competition; changes in interest rates; unanticipated expenses; market factors that could affect the value of the Company's properties; the risks of downturns in general economic conditions; availability of financing for development; closing risk associated with Health Care REIT, Inc.’s pending acquisition of the 90% interest in a venture held by a third party in which we own a 10% interest; and other risks detailed in the Company's latest annual report on Form 10-K filed with the SEC, as may be amended or supplemented in our Form 10-Q filings. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.